                               [ FSI Letterhead ]

For additional information contact:    Laurie Walker-Trade Media (612) 448-8066
                                       Benno Sand-Investor and Financial Media
                                       (612) 448-8936

FOR IMMEDIATE RELEASE

FSI INTERNATIONAL COMPLETES THE SALE OF ITS CHEMICAL MANAGEMENT DIVISION

     MINNEAPOLIS (Aug. 2, 1999) -- FSI International announced today that it has completed the sale of its Chemical Management Division (CMD) for approximately $38 million ((pound)23 million), subject to certain post-closing adjustments. The company had entered into a formal agreement for the sale of the division on June 9. It is anticipated the pre-tax gain on the sale of the division will be approximately $25.0 million. FSI expects to use the net proceeds from the transaction for working capital and to fund future investments in complementary businesses, products or technologies.

     The CMD Division, which includes operations in Chaska, Minn., Hollister, Calif., Newhaven, England, and Kyungui-do, Korea, was sold to The BOC Group, a U.K.-based global company. CMD will become part of BOC Edwards, a BOC business unit that supplies a broad range of products for the semiconductor industry, including bulk and process gases, vacuum and abatement systems, slurry systems, gas cabinets, nitrogen generators and design and site management services.

     "The divestiture of CMD allows FSI to move forward with its strategy to focus on microlithography and surface conditioning process technology products, programs and services," stated Joel Elftmann, FSI chairman and chief executive officer.

     To support this strategy, the Company's Microlithography Division recently introduced its entry into the emerging low-k, spin-on dielectric segment of the semiconductor equipment market with the new CALYPSOTM system. In addition, the Company recently announced its intent to expand into immersion cleaning, utilizing the technology received from the pending acquisition of YieldUP

FSI International Inc.
August 2, 1999
Page 2


International. This will provide the Surface Conditioning Division with the capability to deliver total cleaning solutions to customers.

     FSI International, Inc. is a leading global supplier of processing equipment used at key production steps to manufacture microelectronics. The company develops, manufactures, markets and supports products used in technology areas of surface conditioning, microlithography and the spin-on dielectric market. FSI International's customers include microelectronics manufactures located throughout North America, Europe, Japan and the Asia-Pacific region.

     Additional information on FSI International can be obtained by accessing its homepage at http://www.fsi-intl.com.

                                      # # #